Exhibit 99.3
For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR THIRD QUARTER FISCAL YEAR 2006
Company will host a webcast February 8, 2006 at 11:00a.m. ET
MINNEAPOLIS, MN —February 7, 2006 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of a broad range of home entertainment and multimedia software products, today reported fiscal year 2006 third quarter results for the period ending December 31, 2005.
Financial Results
•	Net sales for the third quarter ending December 31, 2005, increased 17.1% to $214.1 million, as compared to net sales of $182.9 million for the third quarter in the prior year. For the first nine months of fiscal year 2006 net sales increased 12.8% to $512.9 million, as compared to net sales of $454.6 million for the same period last year.

•	Net loss for the third quarter fiscal year 2006 was $6.1 million or a loss of $0.20 per diluted share, as compared to net income of $7.2 million or $0.25 per diluted share in the third quarter of fiscal year 2005. Included in the net loss for the third quarter were pre-tax charges of $12.7 million associated with the write-off of balances related to the Musicland bankruptcy, $4.1 million associated with the write-off of balances related to an independent music label, and $1.4 million of net income related to the operations and deconsolidation of Mix & Burn. Of these charges, $4.5 million was a reduction of gross margin and $12.3 million was an increase to operating expenses. For the first nine months of fiscal year 2006, the net loss was $4.2 million or a loss of $0.14 per diluted share, as compared to net income of $13.5 million or $0.47 per diluted share for the same period last year.

•	Earnings before interest, taxes, depreciation, amortization (EBITDA) for the third quarter was a loss of $4.3 million, as compared to a gain of $8.2 million for the same quarter last year. EBITDA for the first nine months of fiscal year 2006 was $9.1 million, as compared to $15.5 million for the same period last year. See “Use of Non-GAAP Financial Information” below.

•	Cash at the end of the third quarter was $14.4 million.
Eric Paulson the Company’s Chairman and Chief Executive Officer commented, “The Company’s quarterly performance was adversely affected by the bankruptcy of Musicland and the write-off of a balance in connection with a non-performing independent music label. However, from an operating basis, although FUNimation is currently performing below expectations, net sales of the Company’s publishing segment is up almost 66% over the same quarter last year. The quarter was highlighted by the release of new versions of high profile product at Encore and BCI. During the quarter we completed the integration of FUNimation and are focusing on improving that company’s performance. Growth in our publishing segment continues to have a positive impact on our sales, gross profit and operating income. Our distribution segment continues to grow organically. In particular, net sales of the DVD video and independent music categories are leading the way on a percentage basis with 84.2% and 34.3% growth in the third quarter compared to the same quarter last year, respectively. During the third quarter, the Company decided to exit the major label music category to redirect those resources on faster growing and higher margin products.”
Paulson continues, “Subsequent to the quarter end, Reid Porter joined the Company as its Executive Vice President and Chief Financial Officer. Reid’s business experience and financial acumen has added great depth to our management team.”
Business Segment Highlights
Publishing Segment
The publishing segment includes Encore, BCI and FUNimation. For the third quarter ended December 31, 2005, the publishing segment achieved net sales of $35.9 million (before inter-company eliminations), an increase of 65.4% as compared to net sales of $21.7 million (before inter-company eliminations) for the same period last year. For the first nine months of fiscal year 2006 net sales increased 26.2% to $93.8 million (before inter-company eliminations), as compared to net sales of $74.3 million (before inter-company eliminations) for the same period last year. See “Use of Non-GAAP Financial Information” below.
During the fiscal 2006 third quarter the publishing segmented benefited from the performance of several new releases. Publishing experienced double digit net sales growth for the period. The quarter was highlighted by the releases of He-Man and the Masters of the Universe Season 1, PC Tools Spyware Dr., as well as the strong sell-through of Print Shop version 21.
Distribution Segment
The distribution segment distributes PC software, CD audio, DVD video, video games and related accessories. For the third quarter ended December 31, 2005, distribution segment net sales increased 14.1% to $199.7 million (before inter-company eliminations), as compared to net sales of $175.0 million (before inter-company eliminations) for the same period last year. For the first nine months of fiscal year 2006 net sales increased 12.1% to $470.2 million (before inter-company eliminations), as compared to net sales of $419.4 million (before inter-company eliminations) for the same period last year. See “Use of Non-GAAP Financial Information” below.
In the distribution segment, productivity and utility software product offerings continue to be a stronghold for the Company. In addition, our DVD video and independent music categories also experienced strong sales. As stated above, the Company exited the major label music category during the third quarter to focus its resources on faster growing and higher margin products.
Other Segment
The other segment includes the operations of Mix & Burn, a company consolidated in accordance with FASB Interpretation Number (“FIN”) 46 (revised December 2003), Consolidation of Variable Interest Entities. During the third quarter, the Company determined that it is no longer the primary beneficiary of Mix & Burn and, therefore, has deconsolidated the entity.
Cash Management
The Company ended the fiscal year 2006 third quarter with $14.4 million of cash. At the end of the third quarter, the Company had no borrowings under its $25 million revolving working capital credit facility. The aggregate principle amount outstanding under the Company’s GE credit agreement as of December 31, 2005 was $117.5 million. The Company has paid down the credit facility by $22.5 million since its inception in May, 2005.
Cash used in operations for the nine months ending December 31, 2005 was $16.9 million, as compared to cash used in operations of $30.6 million for the same period last year. Cash used in operations improved over the same period last year, primarily due to enhancements to the Company’s management of working capital related to accounts receivable and inventory.
Subsequent to the third quarter, the Company reached agreement on February 7, 2006 with the FUNimation sellers to distribute $21.8 million of purchase price that had previously been held in escrow. Under the agreement, the Company will receive approximately $11.1 million as a reduction to the purchase price paid for FUNimation, with the remaining funds being released to sellers. In connection with the distribution of escrowed purchase price, each of the parties provided the other with a release of all claims under the FUNimation purchase agreement. The Company will use the proceeds to pay down the Term B credit facility by $11.1 million.
Outlook
Based on the impact of charges incurred during the third quarter the Company is updating Fiscal Year 2006 guidance as follows:
•	The Company anticipates consolidated net sales of between $665.0 million and $675.0 million.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) is expected to be between $19.0 million and $21.0 million, which include charges of $12.7 million associated with the write-off of balances related to the Musicland bankruptcy and $4.1 million associated with the write-off of balances related to an independent music label.
Use of Non-GAAP Financial Information
In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations and earnings before interest, taxes, depreciation and amortization that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the Company’s web site at http://www.navarre.com.
Conference Call
The Company will host a conference call at 11:00 a.m. ET, Wednesday, February 8, 2006, to discuss the Company’s fiscal year 2006 third quarter. The conference call will be broadcast live over the Internet and can be accessed at http://www.navarre.com. Investors should go to the web site 15 minutes prior to the start time to register and download any necessary software needed to listen to the call. A replay of the conference call will be available following the call’s completion by accessing http://www.navarre.com where a replay will be available for a one-year period.
About Navarre Corporation
Navarre Corporation (NASDAQ: NAVR) is a publisher and distributor of a broad range of home entertainment and multimedia products, including PC software, CD audio, DVD and VHS video, video games and accessories. Since its founding in 1983, the company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The company currently provides its products to over 18,000 retail and distribution center locations throughout the United States and Canada. Navarre has recently expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore Software, Inc., BCI Eclipse Company, LLC, FUNimation Productions, Ltd. and The FUNimation Store, Ltd. For more information, please visit the company’s web site at www.navarre.com.

Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; the Company’s dependence upon software developers and manufacturers and popularity of their products; the Company’s ability to maintain and grow its exclusive distribution business through agreements with music labels; impairment of prepaid royalties paid to independent music labels; the Company’s dependence upon a key employee and its Founder, namely, Eric H. Paulson, Chairman of the Board and Chief Executive Officer; the Company’s ability to attract and retain qualified management personnel; uncertain growth in the publishing segment; the acquisition strategy of the Company, including the successful integration of FUNimation, could disrupt other business segments and/or management; the seasonality and variability in the Company’s business and that decreased sales during peak season could adversely affect its results of operations; the Company’s ability to meet its significant working capital requirements related to distributing products; the Company’s ability to avoid excessive inventory return and obsolescence losses; the potential for inventory values to decline; the Company’s credit exposure due to reseller arrangements or negative trends which could cause credit loss; the Company’s ability to adequately and timely adjust cost structure for decreased demand; the Company’s ability to compete effectively in distribution and publishing, which are highly competitive industries; the Company’s dependence on third- party shipping of its product; the Company’s dependence on information systems; technological developments, particularly in the electronic downloading arena which could adversely impact sales, margins and results of operations; increased counterfeiting or piracy which could negatively affect demand for the Company’s products; the Company may not be able to protect its intellectual property; interruption of the Company’s business or catastrophic loss at a facility which could curtail or shutdown its business; the potential for future terrorist activities to disrupt operations or harm assets; significant Company stock volatility; the exercise of outstanding warrants and options adversely affecting stock price; the Company’s anti-takeover provisions, its ability to issue preferred stock and its staggered board may discourage takeover attempts beneficial to shareholders; because the Company does not intend to pay dividends, stock appreciation may yield the only return on an investment in Company stock; and the Company’s directors may not be personally liable for certain actions which may discourage shareholder suits against them. Other than the initial risk stated above, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K and Form 10-K/A for the year ended March 31, 2005. Investors and shareholders are urged to read this document carefully.
The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release, NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR THIRD QUARTER FISCAL YEAR 2006, dated February 7, 2006, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward- looking statements in order to reflect events or circumstances that may arise after the date of this press release.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)

Net sales	$214,128	$182,876	$512,892	$454,583
Cost of sales (exclusive of depreciation and amortization)	185,887	155,639	431,418	387,459

Gross profit	28,241	27,237	81,474	67,124
Operating expenses:
Selling and marketing	7,819	6,321	22,040	15,439
Distribution and warehousing	3,067	2,848	7,499	6,602
General and administrative	23,580	9,838	45,145	29,594
Depreciation and amortization	3,101	896	8,272	2,443

Total operating expenses	37,567	19,903	82,956	54,078

Income (loss) from operations	(9,326)	7,334	(1,482)	13,046
Other income (expense):
Interest expense	(2,983)	(168)	(8,179)	(270)
Interest income	—	103	601	359
Deconsolidation of variable interest entity	1,896	—	1,896	—
Other income (expense), net	(10)	6	406	—

Net income (loss) before tax	(10,423)	7,275	(6,758)	13,135
Income tax (expense) benefit	4,355	(42)	2,521	377

Net income (loss)	$(6,068)	$7,233	$(4,237)	$13,512

Earnings (loss) per common share:
Basic	$(0.20)	$0.27	$(0.14)	$0.51
Diluted	$(0.20)	$0.25	$(0.14)	$0.47
Weighted average shares outstanding:
Basic	29,893	27,002	29,563	26,645
Diluted	29,893	28,937	29,563	28,778

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)
(Unaudited)

	December 31,	March 31,
	2005	2005
		(Restated)

Assets
Current assets:
Cash and cash equivalents	$14,401	$15,571
Receivables, net	116,668	88,932
Inventories	53,351	40,759
Other	24,102	22,701

Total current assets	208,522	167,963
Property and equipment, net	9,547	8,152
Other assets	137,798	19,777

Total assets	$355,867	$195,892

Liabilities and shareholders’ equity
Current liabilities:
Note payable — short-term	5,000	250
Accounts payable	126,249	96,387
Other	18,660	15,159

Total current liabilities	149,909	111,796
Long-term liabilities:
Note payable — long-term	112,500	—
Other	5,981	6,812

Total liabilities	268,390	118,608
Shareholders’ equity	87,477	77,284

Total liabilities and shareholders’ equity	$355,867	$195,892

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	December 31,
	2005	2004
		(Restated)

Net cash used in operating activities	$(16,919)	$(30,641)
Net cash used in investing activities	(100,323)	(1,705)
Net cash provided by financing activities	116,072	18,184

Net decrease in cash	(1,170)	(14,162)
Cash at beginning of period	15,571	14,495

Cash at end of period	$14,401	$333

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of GAAP Net Sales

	Three Months Ended December 31,
	2005	%	2004	%
			(Restated)
Net sales:
Distribution	$199,705	84.7%	$175,022	88.9%
Publishing	35,940	15.2%	21,667	11.0%
Other	169	0.1%	146	0.1%

Net sales before inter-company eliminations	235,814		196,835
Inter-company eliminations	(21,686)		(13,959)

Net sales as reported	$214,128		$182,876

	Nine Months Ended December 31,
	2005	%	2004	%
			(Restated)
Net sales:
Distribution	$470,232	83.3%	$419,434	84.9%
Publishing	93,849	16.6%	74,283	15.0%
Other	424	0.1%	259	0.1%

Net sales before inter-company eliminations	564,505		493,976
Inter-company eliminations	(51,613)		(39,393)

Net sales as reported	$512,892		$454,583

Reconciliation of Net Income (Loss) to EBITDA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Restated)		(Restated)

EBITDA	$(4,339)	$8,236	$9,092	$15,489
Interest expense (income), net	2,983	65	7,578	(89)
Tax expense (benefit)	(4,355)	42	(2,521)	(377)
Depreciation and amortization	3,101	896	8,272	2,443

Net income (loss) as reported	$(6,068)	$7,233	$(4,237)	$13,512

Business Segments

Three months ended
December 31, 2005	Distribution	Publishing	Other	Eliminations	Consolidated

Net sales	$199,705	$35,940	$169	$(21,686)	$214,128
Income (loss) from operations	$(9,638)	$799	$(487)	—	$(9,326)

Three months ended
December 31, 2004 (Restated)	Distribution	Publishing	Other	Eliminations	Consolidated

Net sales	$175,022	$21,667	$146	$(13,959)	$182,876
Income (loss) from operations	$4,044	$4,029	$(739)	—	$7,334

Nine months ended
December 31, 2005	Distribution	Publishing	Other	Eliminations	Consolidated

Net sales	$470,232	$93,849	$424	$(51,613)	$512,892
Income (loss) from operations	$(7,358)	$7,466	$(1,590)	—	$(1,482)

Nine Months Ended
December 31, 2004 (Restated)	Distribution	Publishing	Other	Eliminations	Consolidated

Net sales	$419,434	$74,283	$259	$(39,393)	$454,583
Income (loss) from operations	$4,212	$10,427	$(1,593)	—	$13,046